EXHIBIT 99.1

Contact:	Gary A. Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FIRST QUARTER FISCAL 2013 RESULTS

•	Achieves 10th Consecutive Quarter of Comparable Store Sales Increase
•	Comparable Store Sales up 11%
•	EPS Increases 29%
•	Increases Fiscal 2013 Guidance

BIRMINGHAM, Ala. (May 18, 2012) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the first quarter ended April 28, 2012.

Financial Highlights
Net sales for the 13-week period ended April 28, 2012, increased 14.4% to $232.9 million compared with $203.7 million for the 13-week period ended April 30, 2011.  Comparable store sales increased 11.1%. Net income for the 13-week period ended April 28, 2012, increased 23.5% to $26.4 million compared with $21.3 million for the 13-week period ended April 30, 2011.  Earnings per diluted share increased 29.0% to $0.98 compared with $0.76 for the 13-week period ended April 30, 2011.

Jeff Rosenthal, President and Chief Executive Officer, stated, “The fast pace of sales and momentum we discussed exiting Fiscal 2012 continued throughout our first quarter. We experienced across-the-board strength in all categories which, when combined with continued cost management and margin improvement, provides further confidence in raising our outlook for Fiscal 2013.  We are proud of the commitment toward excellence that our Hibbett associates demonstrate.”

For the quarter, Hibbett opened 7 new stores, expanded 2 high performing stores and closed 4 underperforming stores, bringing the store base to 835 in 26 states as of April 28, 2012.

Liquidity and Stock Repurchases
Hibbett ended first quarter of Fiscal 2013 with $95.8 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the first quarter, the Company repurchased 316,960 shares of common stock for a total expenditure of $16.8 million.  Approximately $131.1 million of the current $250.0 million authorization remains for future stock repurchases.

Fiscal 2013 Outlook
The Company increased its earnings guidance for Fiscal 2013 to a range of $2.50 to $2.65 per diluted share (which includes an expected contribution of $0.07 to $0.09 per diluted share from the 53rd week) and an increase in comparable store sales in the mid single digit range. For Fiscal 2013, the Company expects to open 55 to 60 new stores, expand approximately 15 high performing stores and close up to 18 stores.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, May 18, 2012, to discuss first quarter of Fiscal 2013 results.  The number to call for the live interactive teleconference is (212) 231-2934.  A replay of the conference call will be available until May 25, 2012, by dialing (402) 977-9140 and entering the passcode, 21576993.

The Company will also provide an online Web simulcast and rebroadcast of its first quarter of Fiscal 2013 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com, on May 18, 2012, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through May 25, 2012.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, earnings per diluted share and comparable store sales for Fiscal 2013.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 26, 2012.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 28,	April 30,
	2012	2011
Net sales	$232,914	$203,656
Cost of goods sold, distribution center
and store occupancy costs	144,486	127,863
Gross profit	88,428	75,793
Store operating, selling and administrative
expenses	42,803	38,373
Depreciation and amortization	3,226	3,279
Operating income	42,399	34,141
Interest expense, net	48	56
Income before provision for income taxes	42,351	34,085
Provision for income taxes	15,988	12,748
Net income	$26,363	$21,337

Net income per common share:
Basic earnings per share	$1.00	$0.78
Diluted earnings per share	$0.98	$0.76

Weighted average shares outstanding:
Basic	26,349	27,446
Diluted	26,898	27,973

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	April 28,	January 28,
	2012	2012
Assets
Cash and cash equivalents	$95,831	$55,138
Inventories, net	180,877	195,071
Other current assets	14,830	18,564
Total current assets	291,538	268,773
Property and equipment, net	38,747	39,596
Other assets	5,544	5,327
Total assets	$335,829	$313,696

Liabilities and Stockholders' Investment
Accounts payable	$75,152	$73,735
Short-term capital leases	176	173
Accrued expenses	21,160	17,750
Total current liabilities	96,488	91,658
Non-current liabilities	18,365	18,288
Stockholders' investment	220,976	203,750
Total liabilities and stockholders' investment	$335,829	$313,696

END OF EXHIBIT 99.1